FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Second Quarter 2011 Financial Results

New York, USA & Shenzhen, China – August 11, 2011 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, today announced financial results for the second quarter ended June 30, 2011.

Business Highlights

•	Grew net sales by 10% sequentially for the second quarter of 2011 to $29.7 million from $26.9 million in the first quarter 2011
•	Strong second quarter growth in Li-ion battery segment with an increase of 48% in net sales over the second quarter of 2010 and sequential increase of 55% over the first quarter 2011
•	Improved gross margins sequentially to 16% in the second quarter of 2011 from 14.8% in the first quarter 2011
•	Announced corporate share repurchase program of up to $5 million of shares outstanding

“We had a strong quarter in terms of overall revenue growth, which was driven by global demand for our cleaner energy lithium-ion batteries, a segment that notably reached a record level during the second quarter,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “During the second quarter, we also continued to navigate an unfavorable raw materials pricing environment.”

“Despite the temporary setbacks on profitability, we have continued to position Highpower for future, sustainable growth in 2012 through strategic investments in our R&D, salesforce and capacity.  In addition, we announced a share repurchase program during the quarter, which reflects our confidence and commitment to our business and our shareholders,” concluded Mr. Pan.

Mr. Henry Sun, Chief Financial Officer of Highpower International added, “While we are seeing some macro signs that point to uncertainty about consumer demand and the overall health of the global economy, we expect to benefit from lower commodity prices if recent trends continue. Moreover, we continue to actively work with our customers on our pricing programs.  At this time, we believe that our profitability will improve in the second half of 2011 relative to the first half of this year.”

Highpower International, Inc.

Second Quarter 2011 Financial Results

Net sales for the second quarter ended June 30, 2011 totaled $29.7 million, a year-over-year increase of 2.5% compared with $29.0 million for the second quarter ended June 30, 2010, and up sequentially 10% from $27.0 million in the first quarter of 2011.  The increase in sales for the second quarter was primarily driven by increased demand for our Li-ion batteries.

Second quarter 2011 gross profit decreased to $4.8 million, as compared with $5.4 million for the second quarter 2010.  Gross profit margin was 16.0% for the second quarter 2011, as compared with 18.6% for the second quarter 2010.  Gross profit margin increased sequentially from 14.8% in the first quarter 2011.  The year-over-year decrease in gross profit margin for the second quarter 2011 was primarily due to a rise in raw materials prices, primarily for nickel and rare earth materials.

Selling and distribution costs, including stock-based compensation, were $1.0 million for the second quarter 2011, as compared with $1.1 million for the comparable period in 2010.

General and administrative expenses, including stock-based compensation, were $2.1 million, or 7.1% of net sales, for the second quarter 2011, as compared to $1.8 million, or 6.1% of net sales, for the second quarter 2010. The increase was primarily due to increased spending on senior and mid-level management staffing and increased investment in our management information systems, both of which are required to support the growth of our business.

Income from operations for the second quarter of 2011 was $0.3 million, as compared with income from operations of $1.9 million for the second quarter of 2010. Also included in these results were non-cash stock-based compensation expenses of $49,000 and $7,000 for the 2011 and 2010 quarters, respectively.

Net income for the second quarter of 2011 was $0.1 million, or $0.01 per diluted share, based on 13.8 million weighted average shares outstanding. This compares with second quarter 2010 net income of $1.6 million, or $0.12 per diluted share, based on 13.7 million weighted average shares outstanding. As previously mentioned, the 2011 second quarter’s results were negatively impacted mainly by commodity prices and the timing of pricing increases to customers.

Balance Sheet

At June 30, 2011, Highpower International had cash, cash equivalents and restricted cash totaling $18.7 million, total assets of $80.9 million, working capital of $8.5 million and stockholders’ equity of $28.8 million.  Bank credit facilities totaled $80.0 million at June 30, 2011, of which $35.6 million was utilized and $44.4 million was available as unused credit.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2011, the outlook for our key raw material input prices and our planned increased investment in sales and marketing and research and development, we are updating our financial guidance for 2011. We expect net sales to be between $120 million and $125 million. We expect net income to be in the range of $2 million to $3 million.

Highpower International, Inc.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-0844 from the U.S. or 480-629-9835 from outside the U.S. and referencing the reservation code 4463189. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com  or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International, Inc. develops, manufactures and markets powerful, efficient, and environmental rechargeable nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of devices and equipment including wireless communications, electronics, lighting, backup power, electric tools, and transportation, etc. Highpower International's products are distributed worldwide to markets in the Americas, Europe, China, and Southeast Asia. For more information, visit http://www.highpowertech.com

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com . Company news can also be found at http://www.highpowertech.com/InvestorNews.aspx?type=FinancialRelease

Highpower International, Inc.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.
Tricia Ross
+1-916-939-7285
HPJ@finprofiles.com

– financial tables to follow –

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
As of June 30, 2011 and June 30, 2010 (Unaudited)
(Stated in US Dollars)

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
	$	$	$	$
Net sales	29,708,154	28,978,114	56,658,820	49,201,486
Cost of sales	(24,942,124)	(23,578,703)	(47,892,431)	(39,555,745)
Gross profit	4,766,030	5,399,411	8,766,389	9,645,741
Research and development costs	(873,383)	(467,987)	(1,508,461)	(808,811)
Selling and distributing costs	(980,663)	(1,121,484)	(2,166,813)	(1,884,639)
General and administrative costs, including stock-based compensation	(2,098,497)	(1,758,799)	(4,163,837)	(2,929,723)
Loss on exchange rate difference	(297,768)	(130,130)	(470,703)	(152,484)
Loss on financial instruments	(244,013)	-	(694,604)	-
Share of loss of an associate	(2,199)	-	(3,971)	-
Income from operations	269,507	1,921,011	(242,000)	3,870,084
Other income	176,222	126,026	408,770	203,400
Interest expenses	(233,677)	(101,111)	(386,314)	(167,444)
Other expenses	-	-	(23,964)	-
Income before taxes	212,052	1,945,926	(243,508)	3,906,040
Income taxes	(137,017)	(360,579)	(142,778)	(739,993)
Net income for the period	75,035	1,585,347	(386,286)	3,166,047
Other comprehensive income
- Foreign currency translation gain	3,015	(7,898)	(15,768)	(23,495)
- Cash flow hedge	290,290	(2,515)	293,857	2
Comprehensive income	368,340	1,574,934	(108,197)	3,142,554
Earnings per share of common stock
- Basic	0.01	0.12	(0.03)	0.23
- Diluted	0.01	0.12	(0.03)	0.23
Weighted average number of common stock
- Basic	13,582,106	13,582,106	13,582,106	13,582,106
- Diluted	13,817,981	13,732,096	13,817,981	13,732,096

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2011 and December 31, 2010 (Unaudited)
(Stated in US Dollars)

	As of
	June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	7,523,000	8,490,629
Restricted cash	11,211,994	6,044,960
Accounts receivable	21,475,717	20,846,540
Notes receivable	807,078	256,574
Prepaid expenses and other receivables	7,109,918	3,231,211
Inventories	12,501,199	13,447,432
Total Current Assets	60,628,906	52,317,346
Plant and equipment, net	16,297,018	13,652,254
Leasehold land, net	3,089,698	3,022,293
Intangible asset, net	775,000	800,000
Investment in an associate	99,151	103,123
Investment securities	55,698	53,904
TOTAL ASSETS	80,945,471	69,948,920
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current Liabilities:
Non-trading foreign currency derivatives liabilities	-	77,699
Accounts payable	11,406,634	13,407,204
Other payables and accrued liabilities	4,999,285	4,983,269
Income taxes payable	91,690	1,164,007
Bank borrowings	35,624,129	22,539,032
Total Current Liabilities	52,121,738	42,171,211
COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001	-	-
Authorized: 10,000,000 shares	-	-
Issued and outstanding: none	-	-
Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2011–13,582,106 shares(2010 –13,582,106 shares)	1,358	1,358
Additional paid-in capital	5,457,498	5,180,318
Accumulated other comprehensive income	3,337,023	2,475,749
Retained earnings	20,027,854	20,120,284
TOTAL STOCKHOLDERS’ EQUITY	28,823,733	27,777,709
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	80,945,471	69,948,920

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
As of June 30, 2011 and June 30, 2010 (Unaudited)
(Stated in US Dollars)

	Six months ended June 30,
	2011	2010
	$	$
Cash flows from operating activities
Net (loss)/income	(386,286)	3,166,047
Adjustments to reconcile net income to net cash provided by operating activities :
Amortization of intangible asset	25,000	25,000
Amortization of leasehold land	33,223	31,853
Depreciation	825,008	674,296
Loss on disposal of plant and equipment	6,636	48,381
Loss on financial instruments	694,604	-
Share based payment	277,180	80,372
Bad debt written off	56,821	5,626
Changes in operating assets and liabilities :
(Increase) decrease in -
Accounts receivable	(629,177)	(4,604,365)
Notes receivable	(550,505)	(266,209)
Prepaid expenses and other receivables	(3,878,708)	(1,979,423)
Inventories	946,233	(4,385,862)
Increase (decrease) in -
Accounts payable	(2,000,570)	9,837,912
Other payables and accrued liabilities	60,682	893,755
Income taxes payable	(1,072,317)	(286,852)
Net cash flows (used in)/provided by operating activities	(5,592,176)	3,240,531

Cash flows from investing activities
Acquisition of plant and equipment	(2,930,714)	(2,563,278)
Sale proceeds of plant and equipment	-	(142,515)
Net cash flows used in investing activities	(2,930,714)	(2,705,793)
Cash flows from financing activities
Proceeds from new short-term bank loans	12,595,292	4,803,830
Repayment of short-term bank loans	(8,422,290)
Repayment of other secured loans	-	(3,437,764)
Net (repayment) advancement of other bank borrowings	8,161,654
Increase in restricted cash	(5,167,034)	(1,206,238)
Net cash flows provided by financing activities	7,167,622	159,828
Net increase in cash and cash equivalents	(1,355,268)	694,566
Effect of foreign currency translation on cash and
cash equivalents	387,639	(113,627)
Cash and cash equivalents - beginning of period	8,490,629	2,967,586
Cash and cash equivalents - end of period	7,523,000	3,548,525
Supplemental disclosures for cash flow information :
Cash paid for :
Interest	386,314	167,445